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                                                                    Exhibit 21.1
                                                                    ------------

        List of Subsidiaries of Nutraceutical International Corporation

     The following is a list of the corporations that will be subsidiaries of Nutraceutical International Corporation (the "Company") upon completion of the initial public offering as contemplated hereby. The common stock of all the corporations listed below will be wholly owned, directly or indirectly, by the corporation. If indented, the corporation is a wholly-owned subsidiary of the corporation under which it is listed unless otherwise noted.

Name of Corporation                            Jurisdiction of Incorporation
-------------------                            -----------------------------
Nutraceutical International Corporation        Delaware

     Nutraceutical Corporation                 Delaware
     (f/k/a Nutraceutical Newco, Inc.)

          Au Naturel, Inc.                     Delaware

          Makers of KAL, Inc.                  Delaware

          Monarch Nutritional Laboratories,    Delaware
          Inc.

          Natural Max, Inc.                    Delaware

          Premier One Products, Inc.           Delaware

          Shaperite Concepts, Inc.             Delaware

          Solaray, Inc.                        Utah

          Veglife, Inc.                        Delaware